Sub-Item 77C: Matters submitted to a vote of security holders.

A special meeting of shareholders (the "Special Meeting") of certain portfolios of The Galaxy Fund ("Galaxy") was held on October 18, 2002.

Shareholders of the Galaxy funds listed below voted on proposals to approve Agreements and Plans of Reorganization providing for the transfer of substantially all of the assets and liabilities of such funds into corresponding portfolios of Liberty-Stein Roe Funds Investment Trust ("Liberty-Stein Roe") in exchange for shares of such Liberty-Stein Roe portfolios. The following were the results of the vote:

Fund	For	Against
Galaxy Asset Allocation Fund	18,381,592.788	450,110.279
Galaxy Equity Income Fund	10,730,037.217	174,098.532
Galaxy Growth and Income Fund	40,861,006.730	503,720.690
Galaxy Strategic Equity Fund	2,219,734.900	16,529.385
Galaxy Equity Value Fund	16,841,790.405	230,919.006
Galaxy Equity Growth Fund	32,704,142.500	304,474.277
Galaxy International Equity Fund	32,732,607.925	179,437.059
Galaxy Small Cap Value Fund	26,185,262.619	141,791.920
Galaxy Small Company Equity Fund	19,061,753.849	129,262.849
Galaxy Large Cap Value Fund	7,185,897.762	56,985.774

At the special meeting, shareholders of the Galaxy funds listed below voted on proposals to approve Agreements and Plans of Reorganization providing for the transfer of substantially all of the assets and liabilities of such funds into corresponding portfolios of Liberty Funds Trust V ("Liberty V") in exchange for shares of such Liberty V portfolios. The following were the results of the vote:

Fund	For	Against
Galaxy New Jersey Municipal Bond Fund	7,611,123.229	4,664.429
Galaxy New York Municipal Bond Fund	6,784,015.703	116,943.301
Galaxy Rhode Island Municipal Bond Fund	10,016,526.026	32,121.119
Galaxy Florida Municipal Bond Fund	7,376,624.785	220.297
Galaxy Pennsylvania Municipal Bond Fund	2,708,385.031	0.000
Galaxy Tax-Exempt Bond Fund	16,474,903.903	21,822.407
Galaxy Intermediate Tax-Exempt Bond Fund	23,589,009.841	21,445.361
Galaxy Connecticut Municipal Bond Fund	3,657,182.223	31,423.368
Galaxy Connecticut Intermediate Municipal Bond Fund	9,836,517.571	235,126.226
Galaxy Massachusetts Municipal Bond Fund	8,705,321.121	48,981.681
Galaxy Massachusetts Intermediate Municipal Bond Fund	19,982,485.925	166,571.663

At the special meeting, shareholders of the Galaxy funds listed below voted on proposals to approve Agreements and Plans of Reorganization providing for the transfer of substantially all of the assets and liabilities of such funds into corresponding portfolios of Liberty Funds Trust III ("Liberty III") in exchange for shares of such Liberty III portfolios. The following were the results of the vote:

Fund	For	Against
Galaxy Corporate Bond Fund	12,999,563.101	2,058.354
Galaxy Intermediate Government Income Fund	43,682,373.557	69,440.077
Galaxy Quality Plus Bond Fund	62,743,954.826	74,197.165

At the special meeting, shareholders of Galaxy's Large Cap Growth Fund (the "Fund") voted on a proposal to approve an Agreement and Plan of Reorganization providing for the transfer of substantially all of the assets and liabilities of the Fund to the Columbia Growth Fund, Inc. ("Columbia Growth Fund") in exchange for shares of the Columbia Growth Fund. 15,177,968.127 shares were voted in favor of the resolution and 87,851.494 shares were voted against it.

At the special meeting, shareholders of Galaxy's Short-Term Bond Fund (the "Fund") voted on a proposal to approve an Agreement and Plan of Reorganization providing for the transfer of substantially all of the assets and liabilities of the Fund to the Columbia Short Term Bond Fund, Inc. ("Columbia Bond Fund") in exchange for shares of the Columbia Bond Fund. 14,064,730.356 shares were voted in favor of the resolution and 74,545.641 shares were voted against it.

At the special meeting, shareholders of Galaxy's Growth Fund II (the "Fund") voted on a proposal to approve an Agreement and Plan of Reorganization providing for the transfer of substantially all of the assets and liabilities of the Fund to the Columbia Special Fund, Inc. ("Columbia Special Fund") in exchange for shares of the Columbia Special Fund. 6,646,480.159 shares were voted in favor of the resolution and 64,869.369 shares were voted against it.